Exhibit (j) (1)

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Directors

Smith Barney World Funds, Inc.:

We consent to the use of our reports, incorporated herein by reference, dated December 16, 2005, for International All Cap Growth Portfolio and Smith Barney Inflation Management Fund, each a series of Smith Barney World Funds, Inc., as of October 31, 2005 and to the references to our firm under the headings “Financial highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

New York, New York

February 22, 2006